Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-70567 on Form S-8 of our report dated September 25, 2008, relating to the consolidated financial statements of Magellan Petroleum Corporation and subsidiaries, appearing in this Annual Report on Form 10-K of Magellan Petroleum Corporation for the year ended June 30, 2008.

/s/  Deloitte & Touche LLP

Hartford, Connecticut
September 25, 2008